Exhibit 99.1

Investor Relations	Media
Matt Davis	Allison Sitch
901-701-5199	571-213-0159
IR@frontdoorhome.com	MediaCenter@frontdoorhome.com

Frontdoor names banking executive D. Steve Boland to board of directors

Boland brings extensive expertise in consumer-focused, digitally enabled businesses to home services company

MEMPHIS, Tenn. – October 22, 2021 – Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, announced today that it has expanded its board of directors to nine on October 21, 2021 and named D. Steve Boland to its board of directors effective immediately. Boland will also serve on the nominating and corporate governance committee.

Boland currently serves as chief administrative officer for Bank of America Corporation (NYSE: BAC), one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing and other financial and risk management products and services. In his role, Boland oversees the delivery of Bank of America’s full range of capabilities for clients through its local markets organization including more than 90 market presidents and teams, Public Policy, Environmental, Social & Governance, Corporate & Internal Communications, External Communications, Global Sports Sponsorships, Corporate Security and other related functions.

“We are thrilled to welcome Steve to the Frontdoor board. He brings significant experience with customer-focused, digitally enabled businesses, as well as a deep understanding of strategic planning, public policy and sustainability,” shared Bill Cobb, chairman of the board of directors for Frontdoor.

Rex Tibbens, chief executive officer of Frontdoor added, “We are excited to welcome Steve to Frontdoor at such a pivotal point in our journey. His innovative mindset, extensive knowledge of serving a nationwide customer-base at a local level, and deep expertise driving business growth will be invaluable as we continue creating next-generation solutions for home repair and maintenance.”

Prior to his current role at Bank of America, Boland served as president of Retail Banking, responsible for the growth of the business serving 33 million U.S. mass market consumers. He initially joined Bank of America in 1990 with legacy firm NCNB, and previously oversaw Bank of America’s Community Bank and Consumer Lending. In the course of his career, Boland has been recognized with several prestigious professional honors. These include being named to Black Enterprise Magazine’s list of the Most Powerful Executives in Corporate America, 75 Most Powerful Blacks on Wall Street, and 75 Most Powerful African-Americans in Corporate America.

Boland holds a bachelor of science degree in organizational studies from the School of Education and Social Policy at Northwestern University.

Along with the appointment of Boland, Frontdoor also announced the appointment of Christopher Clipper to its board of directors and that it has reconstituted its committee membership as follows:

•	Audit Committee: Richard Fox (chair), Peter Cella, Christopher Clipper, Liane Pelletier

•	Compensation Committee: Anna Catalano (chair), Peter Cella, Liane Pelletier

•	Nominating and Corporate Governance Committee: Brian McAndrews (chair), D. Steve Boland, William Cobb

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as ProConnect, an on-demand membership service for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,500 pre-qualified contractor firms that employ an estimated 62,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With 50 years of home services experience, the company responds to over four million service requests annually. For details, visit frontdoorhome.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by Frontdoor pursuant to United States securities laws contain discussions of these risks and uncertainties. Frontdoor assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review Frontdoor’s filings with the United States Securities and Exchange Commission (which are available on the SEC’s EDGAR database at www.sec.gov and via Frontdoor’s website at investors.frontdoorhome.com).

Source: Frontdoor, Inc.

FTDR-Financial

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